EXHIBIT 10(b)

AMENDMENT TO

CHURCHILL DOWNS INCORPORATED

2005 DEFERRED COMPENSATION PLAN

ADOPTED JUNE 28, 2007

This AMENDMENT TO THE CHURCHILL DOWNS INCORPORATED 2005 DEFERRED COMPENSATION PLAN (“Plan”) is made this 28th day of June, 2007.

WHEREAS, Section 4.11 of the Plan permits directors of Churchill Downs Incorporated (the “Corporation”) who are participants under the Plan to elect to have all or part of the fees paid to him or her by the Corporation for services performed as a board member deferred on or after January 1, 2005, notionally invested in shares of the Corporation’s common stock; and

WHEREAS, the Board of Directors of the Corporation adopted a resolution approving and recommending to he Corporation’s shareholders for their approval an amendment to increase the number of shares of the Corporation’s common stock reserved for issuance in connection with deferrals under the Plan by director participants from 5,000 shares to 50,000 shares; and

WHEREAS, the shareholders of the Corporation approved such amendment on June 28, 2007 at the Corporation’s 2007 Annual Meeting of Shareholders;

NOW, THEREFORE, Section 4.11 the Plan is hereby amended effective the date hereof to read in its entirety as follows:

4.11         Director’s Right to Direct Investment in Company Stock.  Notwithstanding any provisions of this Section 4 to the contrary, each Director who is a Participant under the Plan may elect to have all or part of his or her Director Fees deferred on or after January 1, 2005, notionally invested in shares of the Company’s Common Stock. An investment election by a Director under this Section 4.11 shall be subject to the rules established by the Committee pursuant to this Section 4 except as modified by the following special rules. Directors shall not have any voting rights or other rights attributable to stock ownership. An Employee who is not a Director is not eligible to make a Stock Election. Any amounts allocated to an In-Service Account shall not be eligible for a Stock Election. A Stock Election shall be irrevocable with respect to amounts that have been notionally invested. However, a Director may, at any time, revoke his or her Stock Election with respect to Director Fees earned and payable after the date the revocation is delivered to the Committee in accordance with procedures established by the Committee. The Committee shall establish a Stock Account in the name of each Director who makes a Stock Election, and such sub-account shall be included in the Participant’s Distribution Account and shall be administered in accordance with procedures established by the Committee. As soon as administratively practicable following each dividend payment date, a Director’s Stock Account shall be credited with additional notional Common Stock as if the cash dividend were reinvested in Common Stock. In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Company to shareholders, or any other similar change or event effected without receipt of consideration, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the Common Stock credited to a Director’s Stock Account as of the applicable date. Subject to the adjustments set forth in the preceding sentence, the number of shares of Common Stock subject to notional investment under this Plan shall not exceed fifty thousand (50,000) shares. When the maximum number of shares of Common Stock subject to notional investment has been reached, no further Stock Election shall be effective.

IN WITNESS WHEREOF, this Amendment has been executed as of the 28th day of June, 2007.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Robert L. Evans

Title: President and Chief Executive Officer